EXHIBIT 99.1

MySkin, Inc. Aquires Medical Cannabis Expertise and Technology

DENVER, COLORADO, April 1, 2014 /PRNewswire/ -- MySkin, Inc. (OTC Quotation Board: MYSK) announced today that it has acquired intellectual property rights and technology being used in the medical cannabis industry.  In addition, the three persons who licensed their know-how and technology to the Company have become executive officers.  The technology includes designing and building commercial cannabis cultivation facilities, cultivation and retail operating procedures, nutrition methodologies, and a cannabinoid therapy program that utilizes the entire cannabis plant controlling specific cannabinoid ratios, accurate dosing, and multiple delivery methods. The intellectual property, technology, and methodologies acquired are for the production and extraction of full plant cannabis into individualized cannabinoid-based products with medical applications focused on sublingual, dietary, inhalation, transdermal, and drop delivery systems.

The technology and intellectual property rights were acquired from Earnest Blackmon, Tony Verzura and Chad Ruby. Earnest Blackmon has been serving as the master grower and Chief Technical Officer of RiverRock LLC, a medical cannabis company with two dispensaries and a cultivation facility in Denver since 2009.  Tony Verzura has been serving as Chief Operating Officer and patient care facilitator for RiverRock LLC since 2009.

This technology has been used to cultivate a number of medical grade cannabis strains; including, more than 15 unique CBD dominant varieties. The cannabinoid therapy program has been used with patients at RiverRock LLC who reported improvement when suffering from:  chronic pain, drug abuse, inflammation, glaucoma, PTSD, neuropathy, multiple sclerosis, fibromyalgia, Crohn’s Disease, seizures, epilepsy, paralysis, autoimmune, autism, tumors, HIV/AIDS, and several types of Cancer.  This program is not an approved FDA treatment for cancer.

MySkin intends to change the name of the company to United Cannabis Corporation once shareholder approval has been obtained. For a complete update see the Company’s 8K filing dated March 26, 2014.

The Company intends to function as a biotech company with a foundation built in the medical cannabis industry.  It plans to partner domestically and internationally with local businessmen, entrepreneurs, scientists and government agencies for the purpose of cultivating medical grade cannabis-based products worldwide.

For example, the Company plans to enter into licensing and consulting agreements with partners who desire to license the Company’s entire turnkey seed-to-sale business model in jurisdictions where it is legal to do so.  In addition to licensing intellectual property, the Company will offer consulting on the design and build out of cultivation facilities, it will provide training and staffing services, and it will assist them in finding the right locations for the cultivation facilities.

The Company will not touch or handle the plants directly.  The joint venture partners and their employees will be the handlers of the plants and products.  The Company will not harvest, distribute or sell cannabis or any substances that violate United States law or the Controlled Substances Act, nor does it intend to do so in the future.

Forward Looking Information

MySkin believes the information set forth in this Press Release may include “forward looking information” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934.  Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the Securities and Exchange Commission on February 18, 2014.